EXHIBIT 15
Tidewater Inc.
New Orleans, Louisiana

Gentlemen:

Re:  Registration Statement of Form S-4

     With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated July 19, 1995 and October 20, 1995 related to our reviews of interim financial information.

     Pursuant to Rule 436A(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG PEAT MARWICK LLP
    KPMG Peat Marwick LLP

New Orleans, Louisiana
January 12, 1996